EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2003 relating to the financial statements and financial statement schedule, which appears in Chateau Communities, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Denver, Colorado

August 7, 2003